Exhibit 99.1

AOL ACCELERATES REVENUE AND ADJUSTED OIBDA GROWTH

AOL DELIVERS 6th CONSECUTIVE QUARTER OF REVENUE

AND ADJUSTED OIBDA GROWTH

AOL GROWS MULTI-PLATFORM USERS 18% YEAR-OVER-YEAR

GROWTH IN AD PRICING, VIDEO AND PROGRAMMATIC DRIVES 20% GROWTH

IN AOL’S GLOBAL ADVERTISING REVENUE

AOL REPURCHASES 1.6M SHARES OF COMMON STOCK AND AOL’S BOARD OF

DIRECTORS APPROVES A $150 MILLION SHARE REPURCHASE ANUTHORIZATION

***

NEW YORK – August 6, 2014 - AOL Inc. (NYSE: AOL) released second quarter 2014 results today.

“AOL’s future as a scaled media technology company continues to get stronger,” said Tim Armstrong, AOL Chairman and CEO. “AOL grew consumer usage, video, programmatic advertising, branded content, and ad pricing throughout the first half of 2014, and we will continue to make AOL one of the best operating companies in our industry.”

Summary Results

In millions (except per share amounts)

	Q2 2014	Q2 2013	Change
Revenues
Global advertising and other	$451.7	$375.3	20%
AOL Properties Display	144.1	146.2	-1%
AOL Properties Search	98.9	93.7	6%
Third Party Platform	194.3	121.3	60%
Other	14.4	14.1	2%
Subscription	155.1	166.0	-7%

Total revenues	$606.8	$541.3	12%
Adjusted operating income before depreciation and amortization (Adjusted OIBDA) (1)	$121.5	$108.3	12%
Operating income	$54.0	$51.9	4%
Net income attributable to AOL Inc.	$28.2	$28.5	-1%
Diluted EPS	$0.34	$0.35	-3%
Cash provided by operating activities	$125.9	$89.4	41%
Free Cash Flow (1)	$87.5	$57.3	53%

(1)	See Page 9 for a reconciliation of Adjusted OIBDA and Free Cash Flow to the GAAP financial measures we consider most comparable.

Q2 Consolidated AOL Revenue Trends:

•	Q2 total revenue grew 12% year-over-year, driven by accelerated global advertising revenue growth.

•	Global advertising revenue grew 20% year-over-year reflecting:

•

60% growth in Third Party Platform revenue driven by growth in the sale of premium formats across AOL’s programmatic platform and by the inclusion of revenue from Adap.tv. Third Party Platform Revenue grew approximately 20% excluding Adap.tv.

•

1% decline in AOL Properties display revenue, due to the absence in Q2’14 of approximately $15 million in revenue from shuttered or de-emphasized brands, including the disposition of Patch. Excluding these impacts, display grew 9% driven by improved overall inventory pricing.

•	6% growth in AOL Properties search revenue driven by increased queries from search marketing related efforts (which came with approximately $18 million of increased Traffic Acquisition Costs (TAC)).

•

Subscription revenue declined 7% year-over-year as 4% growth in average monthly subscription revenue per AOL subscriber (ARPU) partially offset a 9% decline in subscribers. Domestic AOL subscriber monthly average churn was 1.6% in Q2 2014 compared to 1.4% monthly average churn in Q2 2013, primarily reflecting a price increase during the quarter.

Q2 Consolidated AOL Profitability Trends:

•

Cost of revenues increased $58 million year-over-year, due to a $63 million increase in TAC, reflecting the inclusion of Adap.tv, search marketing related efforts and growth in Third Party Platform revenue. Excluding TAC, cost of revenues declined $5 million primarily due to lower headcount, including the declines related to the disposition of Patch.

•

General and administrative expenses grew $3 million in Q2 2014 from Q2 2013, which included a $6 million benefit from a favorable settlement. Excluding this benefit in the prior year period, general and administrative expenses declined in Q2 2014, reflecting lower marketing and personnel expenses.

•	Adjusted OIBDA grew 12% year-over-year, driven by total revenue growth net of TAC and reduced non-TAC operating expenses.

•

Operating Income, Net Income and Diluted EPS were negatively impacted by a $7.4 million year-over-year increase in amortization of intangible assets and by a $7.2 million year-over-year increase in stock-based compensation expense, resulting from acquisitions made late in 2013 and in the first half of 2014.

AOL Asset, Cash & Cash Flow Trends:

•	AOL had $136 million of cash and equivalents and $105 million of outstanding borrowings under our $250 million senior secured revolving credit facility agreement at June 30, 2014.

•

On July 30, AOL completed the sale of its Dulles Technology Center (DTC) for approximately $33 million. The DTC is classified as held for sale on the balance sheet at June 30, 2014. On August 4, AOL repaid $30 million of borrowings under the Credit Facility Agreement, leaving a balance of $75 million on outstanding borrowings.

•

Q2 cash provided by operating activities was $126 million and Free Cash Flow was $88 million, both up approximately $30 million year-over-year, primarily reflecting the receipt of a significant payment from a large partner during the quarter, whereas the prior year payment was received in Q1.

•

AOL repurchased 1.6 million shares of common stock at an average price of $36.84 in Q2, or approximately $59 million in aggregate. On July 28, AOL’s Board of Directors authorized a $150 million share repurchase. Repurchases may be made under the authorization until July 28, 2015.

DISCUSSION OF SEGMENT RESULTS

	Q2’14	Q2’13	Change
	(In millions)
Revenues
Brand Group	185.7	190.3	-2%
Membership Group	203.8	213.8	-5%
AOL Platforms	247.1	160.4	54%
Corporate & Other	0.0	0.3	-100%
Intersegment eliminations	(29.8)	(23.5)	-27%

Total Revenues	$606.8	$541.3	12%

Adjusted OIBDA
Brand Group	13.1	(1.4)	N/A
Membership Group	143.4	151.6	-5%
AOL Platforms	(5.0)	(11.3)	56%
Corporate & Other	(30.0)	(30.6)	2%

Total Adjusted OIBDA	$121.5	$108.3	12%

Brand Group

Brand Group revenue declined year-over-year, negatively impacted by the absence of display revenue from shuttered and de-emphasized brands, including Patch. Excluding this impact, Brand Group display revenue grew 4%, driven by continued growth in inventory pricing. Brand Group search revenue grew 10% year-over-year, driven by increased queries from search marketing related efforts.

Brand Group Adjusted OIBDA improved significantly year-over-year, due cost savings initiatives, including savings associated with the de-emphasis and shuttering of certain brands, including Patch, partially offset by increased TAC associated with our search marketing related efforts.

Membership Group

Membership Group revenue reflects a 7% decline in subscription revenue, partially offset by growth in display revenue, driven by improved inventory pricing on AOL Mail. Subscription revenue declines reflect 9% fewer domestic AOL subscribers on 1.6% monthly average churn. Membership Group revenue declines were partially offset by 4% growth in ARPU year-over-year, reflecting price increases in connection with AOL’s efforts to add increased value to subscriber packages through additional features and services.

Membership Group Adjusted OIBDA declines primarily reflect the decline in subscription revenue discussed above, partially offset by a decline in costs associated with the decline in subscribers.

AOL Platforms

AOL Platforms revenue increased 54% year-over-year, driven by significant growth in Third Party Platform revenue, which includes revenue from our programmatic offerings including Adap.tv. Excluding Adap.tv, Third Party Platform revenue grew approximately 20% year-over-year, driven by growth in the sale of premium formats across AOL’s programmatic platform.

AOL Platforms Adjusted OIBDA improved significantly year-over-year, reflecting strong revenue net of TAC growth in the segment, partially offset by increased investments in our programmatic platforms and premium formats.

Corporate & Other

Corporate & Other Adjusted OIBDA improved slightly year-over-year, primarily driven by lower personnel costs as a result of AOL’s broader efficiency efforts, partially offset by a prior year benefit to legal costs resulting from a favorable settlement.

Tax

AOL had Q2 2014 pre-tax income of $52 million and income tax expense of $25 million, resulting in an effective tax rate of 48%. This compares to an effective tax rate of 45% for Q2 2013. The effective tax rates for Q2 2014 and Q2 2013 differed from the statutory U.S. federal income tax rate of 35% primarily due to the tax impact of foreign losses that did not produce a tax benefit.

Cash Flow

Q2 cash provided by operating activities was $126 million and Free Cash Flow was $88 million, both up approximately $30 million year-over-year, primarily reflecting the receipt of a significant payment from a large partner during the quarter, whereas the prior year payment was received in Q1.

CONSOLIDATED OPERATING METRICS

	Q2 2014	Q2 2013	Y/Y Change	Q1 2014	Q/Q Change
Subscriber Information
Domestic AOL subscribers (in thousands) (1)	2,338	2,583	-9%	2,422	-3%
ARPU (1)	$20.86	$20.03	4%	$19.41	7%
Domestic AOL subscriber monthly average churn (2)	1.6%	1.4%	14%	1.5%	7%

Unique Visitors (in millions) (3)
Domestic average monthly multi-platform unique visitors to AOL Properties	171	144	18%	170	1%
Domestic average monthly desktop unique visitors to AOL Properties	108	116	-7%	114	-5%

(1)

Domestic AOL subscribers include subscribers participating in introductory free-trial periods and subscribers that are paying no monthly fees or reduced monthly fees through member service and retention programs. Individuals who are only registered for our free offerings, including subscribers who have migrated from paid subscription plans, are not included in the AOL subscriber numbers presented above. Additionally, only those individuals whose subscription includes AOL-brand dial-up access service are included in the AOL subscriber numbers above. ARPU is calculated as domestic average monthly subscription revenue per AOL subscriber.

(2)

Churn represents the percentage of AOL subscribers that are either terminated or cancel our services, factoring in new and reactivated subscribers. Monthly average churn is calculated as the monthly average number of terminations plus cancellations divided by the initial AOL subscriber base plus any new registrations and reactivations for the applicable period.

(3)	See “Unique Visitor Metrics” on page 10 of this press release.

Webcast and Conference Call Information

AOL Inc. will host a conference call to discuss second quarter 2014 financial results on Wednesday, August 6 2014, at 8:00 am ET. To access the call, parties in the United States and Canada should call toll-free (800) 510.0146 and other international parties should call (617) 614.3449. Participants should reference ‘AOL Call’ when dialing into the live call. Additionally, a live webcast of the conference call, together with supplemental financial information, can be accessed through the Company’s Investor Relations website at http://ir.aol.com. In addition, an archive of the webcast can be accessed through the link above for one year following the conference call, and an audio replay of the call will be available for two weeks following the conference call by calling (888) 286.8010 and other international parties should call (617) 801.6888. The access code for the replay is 35849940.

FINANCIAL STATEMENTS

AOL Inc.

Condensed Consolidated Statements of Operations

(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues:
Advertising and other	$451.7	$375.3	$885.1	$747.8
Subscription	155.1	166.0	305.0	331.8

Total revenues	606.8	541.3	1,190.1	1,079.6
Costs of revenues	457.4	399.9	914.9	793.0
General and administrative	79.5	76.6	154.8	159.4
Amortization of intangible assets	16.5	9.1	31.7	18.6
Restructuring costs	2.9	4.3	14.5	9.1
(Gain) loss on disposal of assets, net	(3.5)	(0.5)	(4.0)	(2.3)

Operating income	54.0	51.9	78.2	101.8
Other income (loss), net	(1.8)	(0.7)	(1.3)	(3.5)

Income before income taxes	52.2	51.2	76.9	98.3
Income tax provision	24.8	23.2	40.8	44.7

Net income	$27.4	$28.0	$36.1	$53.6
Net (income) loss attributable to noncontrolling interests	0.8	0.5	1.4	0.8

Net income attributable to AOL Inc.	$28.2	$28.5	$37.5	$54.4

Per share information attributable to AOL Inc. common stockholders:

Basic net income per common share	$0.35	$0.37	$0.47	$0.71

Diluted net income per common share	$0.34	$0.35	$0.45	$0.67

Shares used in computing basic income per common share	79.6	77.2	79.6	77.1

Shares used in computing diluted income per common share	83.3	81.5	83.8	81.4

Depreciation expense by function:
Costs of revenues	$31.3	$29.8	$61.1	$60.3
General and administrative	2.4	2.5	6.0	5.1

Total depreciation expense	$33.7	$32.3	$67.1	$65.4

Equity-based compensation by function:
Costs of revenues	$11.7	$5.7	$19.7	$11.2
General and administrative	5.4	4.2	10.4	8.4

Total equity-based compensation	$17.1	$9.9	$30.1	$19.6

Traffic Acquisition Costs (included in costs of revenues)	$158.8	$96.3	$309.3	$193.9

Third Party Platform Traffic Acquisition Costs	$123.0	$78.1	$243.2	$155.1

AOL Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

	June 30,	December 31,
	2014	2013
	(unaudited)
Assets
Current assets:
Cash and equivalents	$136.2	$207.3
Accounts receivable, net of allowances of $9.9 and $8.3, respectively	445.4	491.0
Prepaid expenses and other current assets	41.8	34.1
Deferred income taxes, net	25.6	30.7
Assets held for sale	35.1	—

Total current assets	684.1	763.1
Property and equipment, net	447.4	467.9
Goodwill	1,489.8	1,361.7
Intangible assets, net	246.7	208.4
Long-term deferred income taxes, net	77.2	110.6
Other long-term assets	86.5	71.7

Total assets	$3,031.7	$2,983.4

Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities:
Accounts payable	$77.3	$101.0
Accrued compensation and benefits	80.1	127.0
Accrued expenses and other current liabilities	181.8	197.3
Deferred revenue	67.1	67.2
Current portion of obligations under capital leases and credit facility	160.3	55.5

Total current liabilities	566.6	548.0
Long-term portion of obligations under capital leases	77.5	56.2
Long-term deferred income taxes	4.0	4.4
Other long-term liabilities	97.1	97.6

Total liabilities	745.2	706.2

Redeemable noncontrolling interest	9.2	9.7

Equity:
Common stock, $0.01 par value, 115.1 million shares issued and 78.6 million shares outstanding as of June 30, 2014 and 114.1 million shares issued and 79.2 million shares outstanding as of December 31, 2013	1.2	1.1
Additional paid-in capital	3,619.7	3,592.7
Accumulated other comprehensive income (loss), net	(287.3)	(290.4)
Accumulated deficit	(56.0)	(93.6)
Treasury stock, at cost, 36.5 million shares as of June 30, 2014 and 34.9 million shares as of December 31, 2013	(1,001.5)	(942.9)

Total stockholders’ equity	2,276.1	2,266.9
Noncontrolling interest	1.2	0.6

Total equity	2,277.3	2,267.5

Total liabilities, redeemable noncontrolling interest and equity	$3,031.7	$2,983.4

AOL Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

	Six Months Ended June 30,
	2014	2013
	(unaudited)
Operating Activities

Net income	$36.1	$53.6
Adjustments for non-cash and non-operating items:
Depreciation and amortization	98.8	84.0
Asset impairments and write-offs	11.2	1.4
(Gain) loss on disposal of assets, net	(4.1)	(1.6)
Equity-based compensation	30.1	19.6
Deferred income taxes	4.8	23.9
Other non-cash adjustments	1.5	4.8
Changes in operating assets and liabilities, net of acquisitions	(29.0)	(55.7)

Cash provided by operating activities	149.4	130.0

Investing Activities

Investments and acquisitions, net of cash acquired	(191.5)	(6.6)
Proceeds from disposal of assets, net	4.5	1.0
Capital expenditures and product development costs	(36.3)	(33.0)

Cash used by investing activities	(223.3)	(38.6)

Financing Activities

Borrowings under the credit facility agreement	105.0	—
Repurchase of common stock	(58.6)	(49.9)
Principal payments on capital leases	(36.1)	(29.9)
Tax withholdings related to net share settlements of restricted stock units	(17.8)	(12.0)
Proceeds from exercise of stock options	6.4	17.5
Other financing activities	3.4	1.9

Cash provided (used) by financing activities	2.3	(72.4)

Effect of exchange rate changes on cash and equivalents	0.5	(2.2)

(Decrease) increase in cash and equivalents	(71.1)	16.8
Cash and equivalents at beginning of period	207.3	466.6

Cash and equivalents at end of period	$136.2	$483.4

SUPPLEMENTAL INFORMATION – UNAUDITED

Items impacting comparability: The following table represents certain items that impacted the comparability of net income attributable to AOL Inc. for the three and six months ended June 30, 2014 and 2013 (In millions, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Restructuring costs	$(2.9)	$(4.3)	$(14.5)	$(9.1)
Equity-based compensation expense	(17.1)	(9.9)	(30.1)	(19.6)
Asset impairments and write-offs	(0.8)	(1.3)	(11.2)	(1.4)
Gain (loss) on disposal of assets, net	3.5	0.5	4.0	2.3

Pre-tax impact	(17.3)	(15.0)	(51.8)	(27.8)

Income tax impact (1)	8.2	6.0	22.9	10.1

After-tax impact of items impacting comparability of net income	$(9.1)	$(9.0)	$(28.9)	$(17.7)

Impact per basic common share	$(0.11)	$(0.12)	$(0.36)	$(0.23)

Impact per diluted common share	$(0.11)	$(0.11)	$(0.34)	$(0.22)

Effective tax rate (2)	39.7%	39.4%	39.7%	39.4%

(1)	Income tax impact is calculated by applying the marginal annual effective tax rate to deductible items. The income tax impacts for certain items such as gain (loss) on disposal of assets are calculated by using the actual tax expense for the transactions.
(2)	For the three and six months ended June 30, 2014, the effective tax rate was calculated based on AOL’s 2014 projected marginal annual effective tax rate. The effective tax rate for the three and six months ended June 30, 2013 was calculated based upon AOL’s 2013 marginal annual effective tax rate.

AOL Inc.

Reconciliation of Adjusted OIBDA to Operating Income and Free Cash Flow to Cash Provided by Operating Activities

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating income	$54.0	$51.9	$78.2	$101.8

Add: Depreciation	33.7	32.3	67.1	65.4

Add: Amortization of intangible assets	16.5	9.1	31.7	18.6

Add: Restructuring costs	2.9	4.3	14.5	9.1

Add: Equity-based compensation	17.1	9.9	30.1	19.6

Add: Asset impairments and write-offs	0.8	1.3	11.2	1.4

Add: Losses/(gains) on disposal of assets, net	(3.5)	(0.5)	(4.0)	(2.3)

Adjusted OIBDA	$121.5	$108.3	$228.8	$213.6

Cash provided by operating activities	$125.9	$89.4	$149.4	$130.0

Less: Capital expenditures and product development costs	19.4	16.4	36.3	33.0

Less: Principal payments on capital leases	19.0	15.7	36.1	29.9

Free Cash Flow	$87.5	$57.3	$77.0	$67.1

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the financial measures Adjusted OIBDA and Free Cash Flow, both of which are defined as non-GAAP financial measures by the Securities and Exchange Commission (SEC). These measures may be different than similarly-titled non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). Explanations of our non-GAAP financial measures are as follows:

Adjusted OIBDA. We define Adjusted OIBDA as operating income before depreciation and amortization excluding the impact of restructuring costs, non-cash equity-based compensation, gains and losses on all disposals of assets, noncash asset impairments and write-offs and special items. We consider Adjusted OIBDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of noncash items such as depreciation of tangible assets, amortization of intangible assets that were primarily recognized in business combinations, asset impairments and write-offs, as well as the effect of restructurings, gains and losses on asset sales and special items, which we do not believe are indicative of our core operating performance. We exclude the impacts of equity-based compensation to allow us to be more closely aligned with the industry and analyst community. A limitation of this measure, however, is that it does not reflect the periodic costs of capitalized tangible and intangible assets used in generating revenues in our business or the current or future expected cash expenditures for restructuring costs. The Adjusted OIBDA measure also does not include equity-based compensation, which is and will remain a key element of our overall long-term compensation package. Moreover, the Adjusted OIBDA measures do not reflect gains and losses on asset sales, impairment charges and write-offs related to goodwill, intangible assets and fixed assets or special items which impact our operating performance. We evaluate the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.

Free Cash Flow. We define Free Cash Flow as cash provided by operating activities, less capital expenditures, product development costs and principal payments on capital leases. We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after capital expenditures, capitalized product development costs and principal payments on capital leases, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of Free Cash Flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation on the use of this metric is that Free Cash Flow does not represent the total increase or decrease in cash for the period because it excludes certain non-operating cash flows.

Unique Visitor Metrics

We utilize unique visitor numbers to evaluate our performance, as unique visitor numbers provide an indication of our consumer reach. Although our consumer reach does not correlate directly to advertising revenue, we believe that our ability to broadly reach diverse demographic and geographic audiences is attractive to brand advertisers seeking to promote their brands to a variety of consumers without having to partner with multiple content providers. Multi-platform unique visitor metrics represent a measure of AOL Properties’ unduplicated audience across all digital platforms. Desktop unique visitors to AOL Properties represent the estimated number of individuals who visited any content of a website or application owned by AOL or for which the traffic has been assigned to AOL by the owner during the applicable measurement period. The source for our unique visitor information is a third party (comScore Media Metrix).

Cautionary Statement Concerning Forward-Looking Statements

This press release and our conference call at 8:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” sections contained in our Annual Report on Form 10-K for the year ended December 31, 2013 (the “Annual Report”) and our Quarterly Report on Form 10-Q for the three months ended June 30, 2014 (“Quarterly Report”), filed with the Securities and Exchange Commission. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer- and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Achieving our business and financial objectives, including improved financial results and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” sections contained in the Annual Report and Quarterly Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) stock price volatility; 3) future borrowing and restrictive covenants under the revolving credit facility; 4) the impact of significant acquisitions, dispositions and other similar transactions; 5) our ability to attract and retain key employees; 6) any negative unintended consequences of cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 7) adoption of new products and services; 8) our ability to attract and retain unique visitors to our properties; 9) asset impairments; and 10) the impact of “cyber-attacks.”

About AOL

AOL Inc. (NYSE: AOL) is a brand company, committed to continuously innovating, growing, and investing in brands and experiences that inform, entertain, and connect the world. The home of a world-class collection of premium brands, AOL creates original content that engages audiences on a local and global scale. We help marketers connect with these audiences through effective and engaging digital advertising solutions.

From time to time, we post information about AOL on our investor relations website (http://ir.aol.com) and our official corporate blog (http://blog.aol.com).

Contacts:

AOL Investor Relations and Corporate Communications

Eoin Ryan

212-206-5025

Eoin.Ryan@teamaol.com

AOL Inc.

770 Broadway, New York, NY, 10003

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